Exhibit 99.1

FOR IMMEDIATE RELEASE

DUNKIN’ BRANDS TO INCREASE LEGAL RESERVE IN 2ND QUARTER

RELATED TO COURT DECISION IN CANADA

CANTON, Mass. (June 25, 2012) — Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced it expects to increase its legal reserve in its current quarter in relation to the Quebec Superior Court’s ruling in the Bertico litigation, as referenced in the Company’s 8-K filing issued this morning.

The lawsuit was filed in 2003 by a group of Quebec Dunkin’ Donuts franchisees against the company on a variety of claims, based on events which occurred 10 to 15 years ago. The Court found for the Plaintiffs and issued a judgment against Dunkin’ Brands on Friday, June 22, 2012, in the amount of approximately $C16.4 million, plus costs and interest, representing loss in value of the franchises and lost profits. Dunkin’ Brands Group, Inc. had previously reserved $C4 million on its consolidated balance sheet to reflect the Company’s estimate of the potential loss which could be incurred in connection with this matter.

Dunkin’ Brands strongly disagrees with the decision reached by the Court and believes the damages awarded were unwarranted. Dunkin’ Brands is proud of its efforts to support all of its franchisees in Quebec and around the world, and the Company intends to vigorously appeal the decision.

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About Dunkin’ Brands

With more than 16,800 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of 2011, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 10,000 Dunkin’ Donuts restaurants and more than 6,700 Baskin-Robbins restaurants. For the full-year 2011, the company had franchisee-reported sales of approximately $8.3 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Contacts:

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Director, Global Public Relations
Dunkin’ Brands, Inc.	Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200